
                                  EXHIBIT 11.1

                                      EMCON
                         COMPUTATION OF INCOME PER SHARE
                      (In thousands except per share data)

                                                                       Three months ended               Six months ended
                                                                             June 30,                        June 30,
                                                                       1996            1995            1996            1995
                                                                       ----            ----            ----            ----

Net income .........................................................  $  365          $  711          $  399          $1,108
   Proforma interest income related to modified
   treasury stock method ...........................................      58              54             116             109
                                                                      ------          ------          ------          ------

Adjusted net income ................................................  $  457          $  765          $  515          $1,217
                                                                      ======          ======          ======          ======

Weighted average number of common shares
outstanding during the period ......................................   8,481           8,245           8,463           8,235

   Common equivalent share from outstanding
   stock options using the modified treasury
   stock method ....................................................     716             680             799             679
   Incremental shares to reflect full dilution (1) .................       0               0               0               0
                                                                      ------          ------          ------          ------

Total shares for purposes of calculating diluted
income per share (1) ...............................................   9,197           8,925           9,242           8,914
                                                                      ======          ======          ======          ======

Primary income per share ...........................................  $ 0.05          $ 0.09          $ 0.06          $ 0.14
                                                                      ======          ======          ======          ======

Fully diluted income per share .....................................  $ 0.05          $ 0.09          $ 0.06          $ 0.14
                                                                      ======          ======          ======          ======

- -----------------------

(1) This calculation is submitted in accordance with Regulation S-K Item 601(b)(11) although not required by footnote 2 to paragraph 14 to APB opinion No. 15, because it results in dilution of less than 3%.


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